Exhibit T3A


                          CERTIFICATE OF INCORPORATION

                                       OF

                    GOLDEN NORTHWEST ALUMINUM HOLDING COMPANY


           1. The name of the corporation is Golden Northwest Aluminum Holding Company (the "Corporation").

           2. The address of the registered office of the Corporation in Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation at such address is The Corporation Trust Company.

           3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law").

           4. The total number of shares of stock which this Corporation is authorized to issue is 2,000,000 shares of common stock, par value $.01 per share.

           5. The name and mailing address of the Sole Incorporator are as follows:

           Name                Mailing Address
           ----                ---------------

           Lauren Prager       c/o Kramer Levin Naftalis & Frankel LLP
                               919 Third Avenue
                               New York, New York  10022

           6. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph
(7) of subsection (b) of ss. 102 of the Delaware General Corporation Law. If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

           7. The Corporation, to the fullest extent permitted by the provisions of ss. 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, shall indemnify each person who is or was an officer or director of the Corporation and each person who serves or served as an officer or director of any other corporation, partnership, joint venture, trust or other enterprise at the request of the Corporation and may indemnify any and all other persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to


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be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such a person.

           8. Election of directors of the Corporation need not be by written ballot.

           9. The Board of Directors of the Corporation shall have the power to adopt, amend or repeal By-laws of the Corporation subject to any limitations set forth in the By-laws and subject to the power of the stockholders of the Corporation to adopt By-laws and to amend or repeal By-laws adopted by the Board of Directors.

           10. The Corporation shall not issue any non-voting equity securities as and to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. ss.1123(a)(6)); provided, however, that this provision (a) will not have any further force or effect beyond that required under such Section, (b) will have such force and effect only for so long as such Section is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with applicable law from time to time in effect.

Signed at New York, New York
on March 23, 2005
                                          /s/ Lauren Prager
                                          -----------------
                                          Lauren Prager
                                          Sole Incorporator